December 5, 2007

Berliner Communications, Inc.
20 Bushes Lane
Elmwood Park, NJ 07407

Re:	Berliner Communications, Inc.
Registration Statement on Form S-1 Filed December 5, 2007

Ladies and Gentlemen:

We have acted as special counsel to Berliner Communications, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 Filed December 5, 2007 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by certain securityholders (the “Selling Shareholders”) of the Company of up to 1,295,047 shares of the Company’s common stock, par value $0.00002 per share (the “Shares”), initially issuable upon exercise of warrants (the “Warrants”) held by the Selling Shareholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i) the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act;

(ii) the Note Purchase Agreement dated December 29, 2006, between the Company and certain investors set forth therein, as supplemented by those certain Joinder Agreements, delivered by Pacific Asset Partners, LLC and Operis Partners I LLC, dated February 2, 2007, and Sigma Berliner LLC, dated February 15, 2007;

(iii) the 7% senior Subordinated Secured Convertible Note Due 2008 dated December 29, 2006 executed by the Company for the benefit of Sigma Opportunity Fund, LLC;

(iv) the 7% senior Subordinated Secured Convertible Note Due 2008 dated February 2, 2007 executed by the Company for the benefit of Pacific Asset Partners, LLC;

(v) the 7% senior Subordinated Secured Convertible Note Due 2008 dated February 2, 2007 executed by the Company for the benefit of Operis Partners I LLC;

Berliner Communications, Inc.
December 5, 2007

(vi) the 7% senior Subordinated Secured Convertible Note Due 2008 dated February 15, 2007 executed by the Company for the benefit of Sigma Berliner, LLC;

(vii) the Common Stock Purchase Warrant dated December 29, 2006 executed by the Company for the benefit of Sigma Opportunity Fund, LLC;

(viii) the Common Stock Purchase Warrant dated February 2, 2007 executed by the Company for the benefit of Pacific Asset Partners, LP;

(ix) the Common Stock Purchase Warrant dated February 2, 2007 executed by the Company for the benefit of Operis Partners I LLC;

(x) the Common Stock Purchase Warrant dated February 15, 2007 executed by the Company for the benefit of Sigma Berliner, LLC;

(xi) the Certificate of Incorporation of the Company, certified by the Secretary of the Company as in effect at the time of the adoption of the resolutions of the board of directors of the Company referred to below;

(xii) the Bylaws of the Company, certified by the Secretary of the Company as now in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the Company referred to below;

(xiii) a copy of certain resolutions of the board of directors of the Company adopted on December 29, 2006, February 2, 2007 and February 15, 2007, relating to the Warrants, and November 28, 2007, relating to the Registration Statement, certified by the Secretary of the Company; and

(xiv) a specimen certificate representing the Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than officers of the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Berliner Communications, Inc.
December 5, 2007

In rendering the opinions set forth below, we have assumed that (i) the Certificate of Incorporation and Bylaws of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein, (ii) the Company continues to maintain an adequate number of authorized by unissued shares and/or treasury shares of common stock available for issuance to those persons who elect to exercise Warrants, (iii) the certificates evidencing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the underlying Common Shares. The opinions expressed below are also subject to possible judicial action giving effect to governmental actions or laws affecting creditors’ rights.

We express no opinion other than as to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The Shares have been duly authorized and reserved for issuance by all necessary corporate action, and such Shares, when issued and delivered upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of Shares and is not to be relied upon by any other person, or for any other purpose.

Very truly yours,

/S/ ANDREWS KURTH LLP

ANDREWS KURTH LLP